UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2008
SM&A

(Exact name of registrant as specified in its charter)

Delaware	0-23585	33-0080929

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach, California		92660

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 975-1550
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 21, 2008, SM&A and Steven S. Myers entered into an agreement to resolve their pending proxy contest with respect to the election of directors at SM&A’s 2008 annual meeting of stockholders, which is scheduled to be held on May 23, 2008. Pursuant to the terms of that agreement, Mr. Myers has terminated his proxy solicitation with respect to the election of directors at that annual meeting. He has also withdrawn his definitive proxy statement in its entirety and informed SM&A stockholders that proxies previously granted to him pursuant to the GOLD proxy card that accompanied that definitive proxy statement will not be voted at that annual meeting. The agreement also requires him to vote shares of SM&A common stock beneficially owned by him in favor of the SM&A board nominees.
     The agreement provides that Mr. Myers will not, directly or indirectly, solicit proxies or initiate, propose or become a participant in a solicitation to elect or remove any director of SM&A or, without the prior written consent of the Board, propose any matter to be voted on by SM&A’s stockholders, or engage in any solicitation to encourage the withholding of stockholder votes or proxies with respect to any director nominated by SM&A or any other proposal of SM&A set forth in its proxy statement, in each case through the earlier of March 1, 2010 and the date that is ten days prior to the notice deadline in any advance notice provision related to any action to be taken at SM&A’s 2010 annual meeting of stockholders. SM&A will not hold its 2010 annual meeting of stockholders prior to May 15, 2010.
     The agreement requires SM&A to obtain the resignations of two of its directors and appoint two individuals proposed by one or more of its major stockholders (including Mr. Myers) and mutually acceptable to SM&A and its major stockholders to fill the resulting vacancies on the board as soon as practicable and in any event within 90 days of the date of the agreement. In addition, SM&A will not increase the size of its board prior to its 2010 annual meeting of stockholders unless such increase is approved by its stockholders holding a majority of the shares of its outstanding Common Stock. To the extent permitted under applicable laws, SM&A will also have discussions with Mr. Myers periodically on the same basis that it would with any of its other major stockholders.
     SM&A granted registration rights to Mr. Myers under the agreement. Those rights require SM&A to file a registration statement on Form S-3 as soon as reasonably practicable to register all shares of common stock beneficially owned by Mr. Myers. SM&A is also required to use reasonable efforts to cause that registration statement to become, and remain, effective for two years or, if shorter, until those shares have been sold in a manner such that they are no longer subject to transfer restrictions under the Securities Act of 1933, as amended, or are no longer restricted securities. Mr. Myers will bear all expenses incident to this registration.
     The agreement provides for a mutual release by SM&A and Mr. Myers of all existing or potential claims that they may have against each other through the date of the agreement in connection with the proxy contest or the 2008 annual meeting of stockholders, other than with regards to a breach of, or the enforcement of, the agreement. SM&A and Mr. Myers also agreed that they will each bear their own expenses incurred in connection with the proxy contest, and will consult with each other prior to the release of, and allow each other to review and comment upon, any public statement by either of them relating to the proxy contest or the 2008 annual meeting. Mr. Myers has also agreed that he will consult with SM&A prior to, and allow it to review and comment on, any other public statement by him regarding SM&A during the period noted above for which he has agreed to refrain from initiating any proxy solicitation.
     The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.
     SM&A does not anticipate incurring any costs in connection with the agreement.
Item 9.01 Financial Statements and Exhibits.
Exhibit 10.1     Agreement entered into as of May 21, 2008 by and between Steven S. Myers and SM&A, a Delaware corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 22, 2008	SM&A
	By:	/s/ James R. Eckstaedt
		Name:	James R. Eckstaedt
		Title:	Executive Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Agreement entered into as of May 21, 2008 by and between Steven S. Myers and SM&A, a Delaware corporation.